Company Contact:
Kevin Scull
Wayside Technology Group, Inc.
Vice President and Chief Accounting Officer
(732)-389-8950
kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS THIRTEENTH CONSECUTIVE QUARTER OF DOUBLE DIGIT REVENUE GROWTH;
SALES INCREASE 37%, INCOME FROM OPERATIONS INCREASES 38%

SHREWSBURY, NJ, October 26, 2006 - Wayside Technology Group, Inc. (NASDAQ: WSTG)

- Sales: $48.7 million, up 37% year-over-year

- Gross profit: $4.4 million, up 13% year-over-year

- Income from operations: $1.3 million, up 38% year-over-year

- Net income: $0.9 million, up 42% year-over-year

The results will be discussed in a conference call to be held on Friday, October 27, 2006 at 10:00 AM Eastern time. The dial-in telephone number is (866) 802-4323 and the pass code is "WSTG".

This conference call will be available via live webcast - in listen-mode only - at www.earnings.com. A replay will be available on our website at www.waysidetechnology.com.

"The third quarter of 2006 was a great quarter, not only financially, but also operationally. This quarter was the thirteenth consecutive quarter of double digit revenue growth as we continue to deliver excellent results," said Simon F. Nynens, chairman and chief executive officer.

"In July, we successfully launched TechXtend, Inc. (www.techxtend.com), a new division specifically focused on providing hardware, software and consultancy services to corporate customers and IT organizations. In August, we officially became Wayside Technology Group, Inc. and launched a new corporate website (www.waysidetechnology.com) specifically focused on our partners and investors. In September, we released an updated website for our Programmer's Paradise division, www.programmers.com. The site now features "programmers TV" product videos, enhanced and accelerated search capabilities, more content than ever, and customized pricing/benefits for our best customers. Clearly all of our employees are dedicated to making Wayside Technology Group, Inc. a success," said Simon Nynens.

Net sales for the quarter ending September 30, 2006 were $48.7 million compared with $35.5 million in the third quarter of 2005, a 37% increase. Total sales for our Programmer's Paradise division were $17.2 million compared to $14.0 million in the third quarter of 2005, representing a 23% increase. Total sales for our Lifeboat division were $31.5 million compared to $21.5 million in the third quarter of 2005, representing a 46% increase.

Gross profit for the quarter ending September 30, 2006 was $4.4 million compared with $3.9 million in the third quarter of 2005, a 13% increase. Total gross profit for our Programmer's Paradise division was $2.1 million compared to $1.9 million in the third quarter of 2005, representing a 9% increase. Total gross profit for our Lifeboat division was $2.3 million compared to $2.0 million in the third quarter of 2005, representing a 17% increase.

Gross profit margin, as a percentage of net sales, for the quarter ending September 30, 2006 was 9.0% compared to 10.9% in the third quarter of 2005. Gross profit margin for our Programmer's Paradise division was 12.2% compared to 13.8% in the third quarter of 2005. Gross profit margin for our Lifeboat division was 7.3% compared to 9.1% in the third quarter of 2005, mainly a result of the competitive nature of our business and a shift in our product mix.

Total selling, general, and administrative ("SG&A") expenses for the third quarter of 2006 were $3.1 million compared to $3.0 million in the third quarter of 2005 or an increase of $0.1 million or 5%. This increase is mainly due to $0.2 million of compensation expenses in the third quarter of 2006 related to the implementation of FAS 123(R) for stock based compensation. As a percentage of net sales, SG&A expenses for the third quarter of 2006 were 6.4% compared to 8.3% in the third quarter of 2005.

Third quarter income from operations in 2006 was $1.3 million compared to $0.9 million in the third quarter of 2005, representing a 38% increase. Third quarter net income in 2006 was $0.9 million compared to $0.6 million in the third quarter of 2005.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company generated sales of $138 million in 2005, and was ranked No. 8 on BusinessWeek's list of hot growth companies in June 2006. The company offers technology products from software publishers and manufacturers such as Microsoft, Computer Associates, IBM, VMware, Borland, Quest Software, Compuware, Infragistics, ComponentOne, Macrovision, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

- Tables Follow -

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 11,193	$ 7,369
Marketable securities	9,011	7,884
Accounts receivable, net	22,345	21,185
Inventory - finished goods	999	1,956
Prepaid expenses and other current assets	725	688
Deferred income taxes, current	907	1,783
Total current assets	45,280	40,865

Equipment and leasehold improvements, net	509	434
Other assets	2,618	453
Deferred income taxes, net of current	2,704	2,516

Total assets	$ 51,111	$ 44,268

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 30,834	$ 25,751
Dividend payable	-	519
Total current liabilities	30,834	26,270

Other liabilities	56	-
Total liabilities	30,890	26,270

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000 shares; issued 5,284,500 shares	53	53
Additional paid-in capital	29,272	30,948
Treasury stock, at cost, 749,190 shares and 1,289,665 shares, respectively	(2,047)	(3,620)
Accumulated deficit	(7,339)	(9,570)
Accumulated other comprehensive income	282	187
Total stockholders' equity	20,221	17,998
Total liabilities and stockholders' equity	$ 51,111	$ 44,268

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)

	Nine months ended September 30,		Three months ended September 30,
	2006	2005	2006	2005

Net sales	$ 125,479	$ 95,692	$ 48,679	$ 35,471

Cost of sales	113,196	85,016	44,299	31,594

Gross profit	12,283	10,676	4,380	3,877

Selling, general and administrative expenses	8,999	9,064	3,109	2,956

Income from operations	3,284	1,612	1,271	921

Interest income, net	501	218	222	79

Realized foreign exchange gain (loss)	2	(14)	1	10

Income before income tax provision	3,787	1,816	1,494	1,010

Provision for income taxes	1,556	728	635	407

Net income	$ 2,231	$ 1,088	$ 859	$ 603

Net income per common share - Basic	$ 0.54	$ 0.27	$ 0.20	$ 0.15

Net income per common share - Diluted	$ 0.50	$ 0.25	$ 0.19	$ 0.14

Weighted average common shares outstanding-Basic	4,162	3,969	4,213	3,994

Weighted average common shares outstanding-Diluted	4,495	4,391	4,548	4,339

Reconciliation to comprehensive income:

Net income	$ 2,231	$ 1,088	$ 859	$ 603
Other comprehensive income, net of tax:
Unrealized gain on marketable securities	21	14	6	8
Foreign currency translation adjustments	74	22	16	55
Total comprehensive income	$ 2,326	$ 1,124	$ 881	$ 666